Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 26, 2007 (which report expresses an unqualified opinion on the consolidated financial statements of Verso Paper Holdings LLC, a wholly owned subsidiary of Verso Paper Finance Holdings LLC and includes an explanatory paragraph relating to Verso Paper Holdings LLC’s change in accounting policy to adopt Statement of Financial Accounting Standard No. 158 and to the acquisition of the predecessor business and expresses an unqualified opinion on the combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company (“Predecessor”) and includes an explanatory paragraph referring to the preparation of the combined financial statements from the separate records maintained by the Coated and Supercalendered Papers Division of International Paper Company and the International Paper Company and that the combined financial statements may not be indicative of the conditions that would have existed or the results of operations if the Coated and Supercalendered Papers Division of International Paper Company had operated as an unaffiliated entity), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Historical Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

April 19, 2007